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                                                                      EXHIBIT 21



                  SUBSIDIARIES OF MERCANTILE BANK CORPORATION


Mercantile Bank Of West Michigan, a Michigan banking corporation
    Wholly-owned bank subsidiary of Mercantile Bank Corporation


MBWM Capital Trust I
    A Delaware business trust subsidiary of Mercantile Bank Corporation


Mercantile Bank Mortgage Company, a Michigan business corporation
    Wholly-owned subsidiary of Mercantile Bank of West Michigan